Exhibit 10.2

WAIVER and FIRST AMENDMENT, dated as of June 21, 2007 (this “Waiver”), executed in connection with the LOAN AND SECURITY AGREEMENT, dated as of June 8, 2005 (as the same has heretofore been amended and may hereafter be amended, restated, modified or supplemented from time to time, the “Loan and Security Agreement”), among MTM TECHNOLOGIES, INC., a New York corporation (“Parent”), each of its subsidiaries that is a party thereto (each of Parent and each such subsidiary, a “Company” and collectively the “Companies”), and any other entity that becomes a party thereto as a borrower and TEXTRON FINANCIAL CORPORATION, a Delaware corporation (“TFC”).  Terms which are capitalized in this Waiver and not otherwise defined shall have the meanings ascribed to such terms in the Loan and Security Agreement.

WHEREAS, the Companies have requested that TFC (i) waive as Events of Default the violation by the Companies of the Consolidated Fixed Charge Coverage Ratio requirements of Section 1(b) of the Addendum to the Loan and Security Agreement and the Consolidated Senior Leverage ratio requirements of Section 1(a) of the Addendum to the Loan and Security Agreement for the period of four consecutive fiscal quarters ending on or about March 31, 2007, (ii) waive the breach by the Companies of any representations and warranties set forth in the Loan and Security Agreement or any other loan documents related thereto to which they are a party solely as a result of the foregoing, and (iii) agree to modify certain terms of the Loan and Security Agreement, and TFC has agreed to the foregoing requests, on the terms and subject to satisfaction of the conditions contained in this Waiver;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section One.    Amendment.  Effective as of the date hereof, upon the satisfaction of the conditions precedent set forth in Section Four hereof, the Loan and Security Agreement is hereby amended as follows:

(a)  Section 4.   Defined Terms.  Section 4 of the Loan and Security Agreement is amended by adding thereto the terms “Consulting Charges,” “Consolidated Liquidity” and “Business Day” and the respective definitions thereof, and by deleting therefrom the definitions of the terms “Consolidated EBITDA” in subclause (m) thereof, “Consolidated Fixed Charges” in subclause (n) thereof and “Consolidated Senior Leverage” in subclause (p) thereof, and substituting the following in lieu thereof:

(m)  “Consolidated EBITDA shall mean, for any period, with respect to the  Parent and its consolidated Subsidiaries, other than the Excluded Subsidiaries, all earnings before all interest, tax obligations and depreciation and amortization expense for such period, all determined in conformity with GAAP on a basis consistent with the latest audited financial statements of the Parent, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period and, to the extent included in the calculation of earnings for such period, excluding any Consulting Charges paid during such period.”

(n)  “Consolidated Fixed Charges shall mean, for any period, with respect to the Parent and its consolidated Subsidiaries, other than the Excluded Subsidiaries, the sum of (i) all cash interest obligations (including, without limitation, cash interest obligations in respect of any Investor Obligations, loans under the CIT Financing Agreement and/or Subordinated Debt) paid or due during such period, (ii) the amount of all scheduled fees paid to CIT and the lenders under the CIT Financing Agreement during such period, (iii)  the amount of principal repaid in cash or scheduled to be repaid but not paid on Indebtedness (other than the loans under the CIT Financing Agreement and any loans made hereunder) during such period (including, without limitation, principal repayments in respect of any Investor Obligations and/or Subordinated Debt, but not including principal repayments in respect of any Indebtedness that is, by its terms, payable only in stock) provided, that, cash payments made in respect of Indebtedness incurred in connection with any Permitted Acquisition (as such term is defined in the CIT Financing Agreement) will be excluded from Consolidated Fixed Charges to the extent that they were made with the proceeds of capital contributions (either in the form of equity or Subordinated Debt) and not with the proceeds of “Revolving Loans” under, and as defined in, the CIT Financing Agreement or other working capital, (iv) unfinanced Capital Expenditures incurred during such period, (v) all cash payments made or due in respect of any earnout or similar contingent obligations during such period, provided, that, such cash payments will be excluded from Consolidated Fixed Charges to the extent that they were made with the proceeds of capital contributions (either in the form of equity or Subordinated Debt) and not with the proceeds of loans under the CIT Financing Agreement or other working capital, (vi) all payments made or due in respect of Capital Leases during such period, and (vii) all cash charges incurred during such period relating to severance, restructuring and other similar kinds of expenses.  For avoidance of doubt, the calculation of Consolidated Fixed Charges for any period of determination shall not include any Consulting Charges due or payable during such period.”

(p)  Intentionally Omitted.

(sss)  “Consulting Charges” shall mean, for any period, the fees and disbursements due or payable in cash during such period by the Parent to Carl Marks Associates for the consulting services provided to the Companies by such consultant.”

(ttt)  “Consolidated Liquidity” shall mean, as of any date of determination, the sum of (i) all cash and cash equivalents on the Consolidated Balance Sheet, calculated after giving effect to all checks, drafts and other negotiable instruments issued by and drawn on a bank account of any Company, which checks, drafts and other negotiable instruments have not been presented for payment as of the opening of business on such date of determination, but not including cash reserved for accrued payroll obligations, plus (ii) the amount of Net Availability (as such term is defined in the CIT Financing Agreement).

(uuu)  “Business Day”  shall mean any day on which you and JPMorgan Chase Bank, N.A. are open for business.

 (b) Section 3(b).   Financial Reporting.  Section 3(b) of the Addendum to the Loan and Security Agreement is amended by  adding  new clauses (v), (vi) and (vii) thereto, as follows:

“(v) on each Business Day, a financial report, in form and substance reasonably satisfactory to you, which report shall indicate the amount of Consolidated Liquidity as of the close of business on the preceding Business Day, together with a calculation thereof, in reasonable detail.”

“(vi) on Friday of each week (or on the following Business Day, if such Friday is not a Business Day), a rolling 13 week cash forecast and report, in form and substance reasonably satisfactory to you, which report shall be updated each week, through the close of business on the Business Day preceding the date on which such report is so delivered to you, and which report shall include an analysis, in reasonable scope and detail, of the preceding week’s variations to budget.”

“(vii)  deliver to you a copy of each periodic report prepared for the Companies by Carl Marks Associates, no later than the Business Day following the Parent’s receipt of each such report, which report shall include, without limitation, (I) initially, an analysis of the methodology employed by the Companies in the development of their rolling 13 week cash forecast and a discussion of the recommendations made by Carl Marks Associates for the improvement of such methodology and forecasting, and (II) on an ongoing bi-weekly basis (that is, every other week), an analysis of the actual performance and results of the Companies for each month and each rolling 13 week period, a summary of the variations, if any, between such results and the EBITDA and cash budgets forecasted for such month and period, and the reasons for such variations.”

(c)  Section 1. Financial Covenants.  Section 1 of the Addendum to the Loan and Security Agreement is amended as follows:

(i)          Section 1(a) of the Addendum to the Loan and Security Agreement is hereby amended and restated in its entirety as follows:

a)  Consolidated Liquidity.  To cause the Parent to have Consolidated  Liquidity at all times of not less than $3,000,000.

(ii)          Section 1(b) of the Addendum to the Loan and Security Agreement is hereby amended and restated in its entirety as follows:

b) Consolidated Fixed Charge Coverage Ratio.  To cause the Parent to maintain a Consolidated Fixed Charge Coverage Ratio for each measuring period set forth below of not less than the ratio set forth below opposite such measuring period:

	measuring period	minimum Consolidated Fixed Charge Coverage Ratio
(i)	fiscal quarter ending on or about June 30, 2007	.17 to 1.00
(ii)	two fiscal quarters ending on or about September 30, 2007	.34 to 1.00
(iii)	three fiscal quarters ending on or about December 31, 2007	.57 to 1.00
(iv)	four fiscal quarters ending on or about March 31, 2008	.68 to 1.00

(iii)                    Section 1(c) of the Addendum to the Loan and Security Agreement is hereby amended and restated in its entirety as follows:

c)  Consolidated EBITDA.  To cause the Parent to have Consolidated EBITDA for each measuring period set forth below of not less than the amount set forth below opposite such measuring period:

	measuring period	minimum Consolidated EBITDA
(i)	Fiscal quarter ending on or about June 30, 2007	$ 424,000
(ii)	two fiscal quarters ending on or about September 30, 2007	1,358,000
(iii)	Three fiscal quarters ending on or about December 31, 2007	3,227,000
(iv)	four fiscal quarters ending on or about March 31, 2008	5,096,000

(iv)          A new Section d) is hereby added to the Addendum to the Loan and Security Agreement are set forth below:

d)  Consolidated Fixed Charges.  To cause Parent to incur Consolidated Fixed Charges for each fiscal quarter set forth below in an aggregate amount not greater than the amount set forth below opposite such fiscal quarter:

	Fiscal quarter ending on or about	maximum Consolidated Fixed Charges
(i)	June 30, 2007	$2,455,000
(ii)	September 30, 2007	1,539,000
(iii)	December 31, 2007	1,682,000
(iv)	March 31, 2008	1,808,000

Section Two.    Waivers.  The Companies have advised TFC that Parent has (i) failed to maintain a Consolidated Senior Leverage ratio for the period of four consecutive fiscal quarters ended on or about March 31, 2007 of not greater than 4.00 to 1.00, in violation of Section 1(a) of the Addendum to the Loan and Security Agreement, and (ii) failed to maintain a Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ended on or about March 31, 2007 of not less than 1.00 to 1.00, in violation of Section 1(b) of the Addendum to the Loan and Security Agreement.  Each such violation constitutes an Event of Default under Section 14(e) of the Loan and Security Agreement (such Events of Default, collectively, the “Financial Covenant Defaults”).  Effective as of the date hereof, upon the satisfaction of the conditions precedent set forth in Section Four hereof, TFC hereby waives the Financial Covenant Defaults, the Event of Default under Section 14(i) of the Loan and Security Agreement related to said Financial Covenant Defaults and any breach by the Companies of any representations and warranties set forth in the Loan and Security Agreement or any other loan documents related thereto to which they are a party solely as a result of the foregoing (each such breach, together with the Financial Covenant Defaults, the “Designated Defaults”) as Events of Default.  Nothing contained herein shall constitute a waiver by TFC of any Events of Default other than the

Designated Defaults, whether or not they have any knowledge thereof, nor shall anything contained herein constitute a waiver of any future Event of Default whatsoever.  Parent and the Companies acknowledge that TFC shall not accept anything other than full compliance by the Companies with all of the terms and provisions contained in the Loan and Security Agreement.

Section Three.    Representations and Warranties.  To induce TFC to enter into this Waiver, each Company hereby warrants and represents to TFC as follows:

(a)  all of the representations and warranties contained in the Loan and Security Agreement and each other loan document related thereto to which such Company is a party continue to be true and correct in all material respects as of the date hereof, as if repeated as of the date hereof, except (i) with respect to the absence of the occurrence and continuation of any Event of Default, as to which TFC acknowledges the occurrence of the Designated Defaults, and (ii) to the extent of changes resulting from transactions expressly permitted by the Loan and Security Agreement, this Waiver or any of the other related loan documents, or to the extent that such representations and warranties are expressly made only as of an earlier date;

(b)  the execution, delivery and performance of this Waiver by such Company are within its corporate powers and have been duly authorized by all necessary corporate action, and such Company has received all necessary consents and approvals, if any are required, for the execution and delivery of this Waiver;

(c)  upon the execution of this Waiver, this Waiver shall constitute the legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity;

(d)  neither the execution and delivery of this Waiver, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to any Company, (ii) cause a violation by any Company of any order or decree of any court or government instrumentality applicable to it, (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which any Company is a party or by which it may be bound, (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of any Company, except in favor of TFC to secure the Obligations, (v) violate any provision of the Certificate of Incorporation, By-Laws or any capital stock provisions of any Company, or (vi) be reasonably likely to have a Material Adverse Effect; and

(e)  the Parent received by wire transfer of funds to its bank account on May 24, 2007 proceeds of the cash equity infusion described in Section Four (d) below in the aggregate amount of $4,999,000.28, which proceeds were used by the Parent in payment of the obligations in the respective approximate amounts and owing to the respective obligees set forth on Annex I to this Waiver.

Section Four.    Conditions Precedent.  This Waiver shall become effective upon the satisfaction of the following conditions precedent:

(a)  TFC shall have received an original of this Waiver, duly executed by all of the Comapnies;

(b)  TFC shall have received and reviewed to its satisfaction a copy of the fully executed waiver of CIT of all events of default existing under the CIT Financing Agreement;

(c)  TFC shall have received and reviewed to its satisfaction a copy of the fully executed waiver of Columbia Partners, L.L.C. Investment Management and National Electrical Benefit Fund (collectively, the “Columbia Lenders”) of all events of default existing under that certain Credit Agreement dated as of November 23, 2005, by and among the Columbia Lenders, on the one hand, and Parent, together with each of its subsidiaries that is a party thereto, on the other hand;

(d)  the Parent shall have received the proceeds of a cash equity infusion in the aggregate amount of not less than $4,999,000.28 from Constellation Venture Capital II, L.P. and/or Pequot Private Equity Fund III, L.P. (or from affiliated funds of either such entity), and, in conjunction therewith, TFC and its counsel shall have received and reviewed to their reasonable satisfaction all documents, instruments and agreements executed or delivered in connection with such equity infusion;

(e)  TFC shall have received and reviewed and be satisfied with a draft version of the audited financial statements of the Parent and its consolidated subsidiaries for the fiscal year ended on or about March 31, 2007, together with all accompanying footnotes, prepared without qualification by the Parent’s independent public accountants; after giving effect to this Waiver and the waivers referred to in 4(b) and (c) above, the certified public accountants auditing the aforesaid financial statements shall have confirmed to TFC, in writing, that their opinion thereon will not be qualified;

(f)  the Parent shall have engaged Carl Marks Associates (or shall have continued the existing engagement of Carl Marks Associates) for the sole purpose of assisting the Parent and the other Companies by providing the analysis described in Section 3(b) of the Addendum to the Loan and Security Agreement, and TFC shall have received and reviewed to its satisfaction a copy of the agreement pursuant to which such engagement (or the continuation of such existing engagement, as the case may be) shall have been accepted, and Carl Marks Associates shall have commenced its work pursuant to such engagement no later than June 29, 2007;

(g)  TFC shall have received a non-refundable fee in the amount of $22,500 (the “Fee”), which shall be fully earned on the date hereof;

(h)  except for the Designated Defaults, no Default or Event of Default, and no event or development which has had or is reasonably likely to have a Material Adverse Effect, shall have occurred or be continuing on the date hereof; and

(i)  TFC shall have received and reviewed and be satisfied with a field audit report (done by auditors engaged by CIT) dated May 25, 2007 for the period referred to in said report ending on April 30, 2007 with respect to the Inventory and Accounts of the Companies.

Section Five.    General Provisions.

(a)  Except as herein expressly amended, the Loan and Security Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

(b)  This Waiver embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.

(c)  This Waiver, and matters relating hereto and arising herefore, shall be governed by and construed in accordance with the internal laws of the State of Rhode Island, without regard to the conflicts of law principals thereof.

(d)  This Waiver may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement.

 (Signature Page Follows)

IN WITNESS WHEREOF, the parties to this Waiver have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

TEXTRON FINANCIAL CORPORATION

By:
Name: Title:

MTM TECHNOLOGIES, INC., for itself and as Borrowing Agent, and as successor by merger with each of MTM Technologies (California), Inc., and MTM Technologies (Texas), Inc.

By:
Name: Title: Senior Vice President and Chief Financial Officer

MTM TECHNOLOGIES (US), INC.

By:
Name:
Title: Senior Vice President and Chief Financial Officer

INFO SYSTEMS, INC.

By:
Name:
Title: Senior Vice President and Chief Financial Officer

MTM TECHNOLOGIES (MASSACHUSETTS), LLC

By:
Name:
Title: Senior Vice President and Chief Financial Officer

ANNEX I

Schedule of Payments Made From Proceeds of $5,000,000 Equity Infusion

Amount	Payee
$2.2 million	Textron Financial Corporation
$600,000	Westcon
$500,000	Capatris
$500,000	EMC
$500,000	Cisco
$200,000	Arrow
$4.5 million	TOTAL